EXHIBIT 99.1

SMC Announces Exchange of $516,004 of Debt to Preferred Equity Press Release | 07/24/2024

BOCA RATON, Fla., July 24, 2024 (GLOBE NEWSWIRE) -- SMC Entertainment, Inc. (“SMC” or the “Company”) (OTC: SMCE), a versatile incubator company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies, is pleased to announce the exchange of $516,004 of debt in the form of convertible promissory notes (the “Debt”) for Series D Preferred Shares (“Preferred Shares”). The Debt exchanged to Preferred Shares will be reflected in the Company’s third-quarter 2024 financial statements.

The Debt is comprised of $516,004 held in two previous convertible notes; $313,323 and $202,681 respectively. The Company shall issue 55,000 Preferred Shares in exchange for the Debt. The Preferred Shares shall convert into the Company’s common stock at a share price of the lesser of $0.005 or 65% of the average closing price in the preceding 90 trading sessions. The conversion of Preferred Shares to common stock is permitted after two years from Preferred Share issuance with a maximum of 4.99% per conversion. All share issuances are restricted in accordance with the Securities and Exchange Commission (“SEC”) Rule 144.

Since June 14, 2024 and including today’s announcement, the Company has retired and/or exchanged a total of $1,395,763 of debt. In addition, the Company has cancelled a total of 250,000,000 common shares since June 7, 2024.

“The Investor’s decision to exchange $516,004 in convertible notes for preferred equity provides the Company with the opportunity to further enhance our balance sheet and demonstrates our Investor’s commitment to the Company,” said Erik Blum, SMC’s CEO. “In light of SMC’s recent announcement to purchase 100% of the assets of ChainTrade Ltd., we believe our stock is extremely undervalued. Additionally, management continues to find ways to reduce SMC’s long-term debt, minimize shareholder dilution and increase shareholder value.”

About SMC: www.smceinc.com

SMC is a versatile holding company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies. SMC’s multi-discipline growth by acquisition approach is to enhance revenues and shareholder equity.

About Chaintrade: www.chaintrade.ai

Chaintrade LTD is a UK Registered Entity and is affiliated with Red Matter Capital LTD, a registered financial service company, with its subsidiary licensed under a securities trading license granted by the Montenegro Capital Market Authority (CMA) Authorized by the law on capital markets by the government of Montenegro.

Press Release Contact:

Erik Blum,

Chief Executive Officer

SMC Entertainment, Inc.

360-820-5973

Safe Harbor Statement

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.